                                                                     EXHIBIT 8.1

June 8, 1999

Lakeland Bancorp, Inc.                     High Point Financial Corp.
250 Oak Ridge Road                         Branchville Square
Oak Ridge, NJ  07438                       P.O. Box 460
                                           Branchville, NJ  07826


Ladies and Gentlemen:

With respect to the Registration Statement on Form S-4 (the "Registration Statement") filed by Lakeland Bancorp, Inc., a New Jersey corporation ("Lakeland"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its common stock ("Lakeland Common Stock"), to be issued in connection with the merger of High Point Financial Corp., a New Jersey corporation ("High Point"), with and into Lakeland, as contemplated by the Agreement and Plan of Merger made and entered into as of December 7, 1998 between Lakeland and High Point (the "Merger Agreement"), which Merger Agreement is described in the Registration Statement and filed as an annex to the joint proxy statement/prospectus contained therein, we hereby confirm that the discussion set forth under the caption "United States Federal Income Tax Consequences" in the Registration Statement represents our opinion as to the material federal income tax considerations relevant to the High Point shareholders receiving Lakeland Common Stock pursuant to the Merger Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "United States Federal Income Tax Consequences" and "Legal Matters" in the joint proxy statement/prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

Very truly yours,



LOWENSTEIN SANDLER PC